October 8, 2019
Mr. Paul Sacco
RE: Amendment to June 14, 2018 Promotion Letter between Red Lion Hotels Corporation and Paul Sacco (“Existing Employment Agreement”)
Dear Paul:
This letter (the “Amendment”) is intended to amend the Existing Employment Agreement. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Existing Employment Agreement.
The last paragraph under “SEVERANCE BENEFITS” shall be amended and restated in its entirety as follows:
All severance amounts payable hereunder, including the accelerated vesting of any equity-based awards, are conditioned upon you executing a mutually acceptable separation agreement and release of claims, in substantially the form attached hereto as Appendix A, which is enforceable within sixty (60) days following the occurrence of the event that entitles you to such payments. In addition, subject to COMPLIANCE WITH SECTION 409A below, the severance amounts payable hereunder shall be paid to you in a lump sum on the sixtieth (60th) day following the occurrence of the event that entitles you to such payments.
The section entitled “COMPLIANCE WITH SECTION 409A” is amended and restated in its entirety to read as follows:

COMPLIANCE WITH SECTION 409A
Notwithstanding any other provision of this letter to the contrary, the compensation and benefits provided by this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such section (such section, regulations and other guidance being referred to herein as “Section 409A”), and this letter shall be construed and administered to give full effect to such intention. To the extent any amounts are determined to be subject to Section 409A (“Section 409A Deferred Compensation”), the terms of this letter shall be construed and administered to avoid incurring any penalties under Section 409A. In addition, this letter is subject to the following:
(a)    Separation from Service. Payments and benefits otherwise payable or provided pursuant to this letter upon your Constructive Termination shall be paid or provided only at the time of a termination of your employment that constitutes a Separation from Service.

For the purposes of this letter, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of your Separation from Service, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this letter upon your Separation from Service shall be paid or provided commencing on the later of (i) the first business day after the date that is six months after the date of such Separation from Service or, if earlier, the date of your death (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this letter without regard to this paragraph. All such payments and benefits that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Installments. Your right to receive any amounts payable hereunder in two or more installments shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(d)    Notice Upon Constructive Termination. If you voluntarily elect to terminate your employment under circumstances that would otherwise constitute a Constructive Termination under this letter, a Constructive Termination shall not be deemed to have occurred unless (i) you have given the Company written notice that a specified event has occurred giving you the right to voluntarily terminate your employment and have that be treated as a Constructive Termination, (ii) such written notice is provided within ninety (90) days of the first occurrence of such specified event, (iii) the Company fails to cure such event within a period of thirty (30) days after the receipt of such notice, and (iv) you voluntarily terminate your employment within thirty (30) days following the end of the Company’s cure period.
Other than as modified above, the Existing Employment Agreement will remain in full force and effect. This Amendment is effective as of the first date set forth above.
Signature page follows

Please execute below to indicate your agreement to the terms of this Amendment.
Sincerely,

/s/Gregory T. Mount
Gregory T. Mount
President & CEO

Accepted as of the date first set forth above

/s/Paul Sacco
Paul Sacco

APPENDIX A

GENERAL RELEASE OF CLAIMS

This Agreement and General Release of Claims (“Agreement”) is entered into by and between ________________ (“Employee”), Employee’s heirs, dependents, beneficiaries, executors, administrators, representatives, successors and assigns (collectively referred to throughout this Agreement as “Employee”), and Red Lion Hotels Corporation, dba RLH Corporation (the “Company”).

WHEREAS, Employee’s last date of employment with the Company was *.

WHEREAS, Employer and Company wish to settle and resolve all issues arising out of Employee’s employment with and separation from Employer without any disputes or proceedings,

NOW, THEREFORE, for and in consideration of the mutual promises and other good and valuable consideration described below, the receipt and adequacy of which are acknowledged by Company and Employee, both of them agree to the following:

ONE: Separation

Company and Employee agree that Employee’s last date of employment by Company was * (“Separation Date”).

TWO: General Release

With the exception of Company’s obligation to pay to Employee severance benefits in accordance with __________________, dated __________, as amended by Amendment No. 1 dated ____, 2019 (the “Employment Agreement”), Employee knowingly and voluntarily, unconditionally and forever, releases and forever discharges the Company, all of its current and former parents, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and all of their current and former employees, attorneys, officers, directors, shareholders and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (all collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees, including, but not limited to:

(a)    Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;
(b)    Any and all claims relating to any contracts of employment, oral or written, express or implied, or breach of the covenant of good faith and fair dealing, oral or written, express or implied;

(c)    Any and all tort claims of any nature, including but not limited to any claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;
(d)    Any and all claims for discrimination, harassment, whistle blowing or retaliation;
(e)    Any and all claims for alleged violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Federal Rehabilitation Act of 1973, the Federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Labor Management Relations Act, the Equal Pay Act, the Fair Credit Reporting Act, the Immigration Reform and Control Act, the Uniform Services Employment and Reemployment Rights Act, the Conscientious Employee Protection Act and any and all claims for violation of any other federal, state or local law, rule, regulation or ordinances, public policy or common law;
(f)    Any and all claims for unpaid or disputed wages, bonuses, profit sharing units, commissions or other compensation;
(g)    Any and all claims for attorneys’ fees or costs;
(h)    Provided however nothing herein is intended to release Employee’s rights under the Company’s 401(k) plan as prescribed by law, or any other claims that may not be released by agreement pursuant to applicable law; and

(i)    Further, nothing herein shall release Employee’s rights of indemnification under the Company’s organizational documents for acts committed in the ordinary course of business and within the scope of his employment, including any such rights under any insurance policy.

Employee understands this Release includes all claims related in any manner to Employee’s employment up until the date of this Agreement. Employee further understands that Employee is hereby releasing any known or unknown claim for alleged right to discovery of information or documents of Releasees. Employee is granting this Release even though Employee understands that Employee may not, as of this date, know all of the claims Employee may lawfully have against the Releasees. This release is intended to be as broad as the law allows and includes, without limitation, any claims pursuant to statute or otherwise for attorneys’ fees and costs.
THREE: Acknowledgments of Employee

Employee acknowledges that the severance benefits specified in the Employment Agreement represent sufficient consideration for Employee's release of claims and the other covenants contained in this Agreement that pertain to Employee. Employee further acknowledges that in the event Employee does not execute this Agreement, or fails to execute and deliver this Agreement to Company within the 60 day period following his Separation Date, Employee will not be entitled to, among other things, the severance benefits specified in the Employment Agreement.

Employee acknowledges that Employee has not suffered any on-the-job injury or illness for which Employee has not already filed a claim.

Employee acknowledges and represents that as of the date of the execution of this Agreement, Employee has not filed any complaints or charges with any administrative agency, or brought a claim in any court, and is not a party to any claim against the Company, and has not assigned any claim against the Company to any third party. Employee further agrees not to affirmatively seek to file any claims against the Company and that if any such claim is prosecuted in Employee’s name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such action.
The Company has granted Employee any leave to which Employee was entitled from the Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
Employee has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies, Employee’s agreement(s) with the Company and/or any applicable common law.

Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company, its officers or any other Releasee described in this Agreement, including any allegations of corporate fraud. Both the Company and Employee acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover, and waives any right to recover monetary damages or other individual remedies.in connection with any such claim.

FOUR: Non-Admission of Liability

This Agreement and benefits provided hereunder are not intended to be, shall not be construed as, and are not an admission, concession by the Company or any other Releasees, or evidence of any wrongdoing or illegal or actionable acts or omissions, and the Company expressly denies that it engaged in any wrongdoing or illegal or actionable acts or omissions.

FIVE: Period for Review and Eligibility Criteria

Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement. Employee further understands that he may take as much or as little of this 21-day period of time to consider this Agreement as he wishes, before signing this Agreement.

SIX: Revocation Period

EMPLOYEE MAY REVOKE HIS ACCEPTANCE OF THIS AGREEMENT WITHIN THE SEVEN (7) DAY PERIOD AFTER HE HAS SIGNED IT IF HE SO DESIRES. ANY REVOCATION MUST BE IN WRITING AND SUBMITTED TO THE COMPANY’S GENERAL COUNSEL, 201 W. NORTH RIVER DRIVE, SUITE 100, SPOKANE, WASHINGTON 99201. THE REVOCATION MUST BE EITHER: (A) PERSONALLY DELIVERED TO THE GENERAL COUNSEL WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THE AGREEMENT; (B) MAILED TO THE GENERAL COUNSEL AT THE ADDRESS SPECIFIED ABOVE BY FIRST CLASS UNITED STATES MAIL AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THE AGREEMENT; OR (C) DELIVERED TO THE GENERAL COUNSEL AT THE ADDRESS SPECIFIED ABOVE THROUGH A REPUTABLE OVERNIGHT DELIVERY SERVICE WITH DOCUMENTED EVIDENCE THAT IT WAS SENT WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNED THE AGREEMENT. THIS AGREEMENT WILL BECOME EFFECTIVE AND BINDING ON THE PARTIES ON THE EIGHTH (8) DAY AFTER IT IS SIGNED, PROVIDED THAT EMPLOYEE HAS NOT REVOKED HIS ACCEPTANCE OF IT DURING THE REVOCATION PERIOD.

SEVEN: Advised to Consult with Attorney

Employee is hereby advised to consult with an attorney of his own choosing before signing this Agreement. Employee understands that whether to do so is his decision.

EIGHT: Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties, as well as their heirs, administrators, representatives, agents, executors, successors and assigns.

NINE: Arbitration

Except as stated in Paragraph SIXTEEN, any controversy, dispute or claim arising out of or related to this Agreement or its enforceability shall be finally settled by final and binding arbitration conducted by a single arbitrator selected by the parties in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

If Employee breaches any provision of this Agreement pertaining to Employee, the arbitrator will be empowered: (a) to specifically enforce any term or terms of this Agreement; (b) to award the Company monetary damages resulting from such breach; and/or (c) to terminate the Company’s obligations to provide future monetary payments and benefits to Employee under this Agreement.

TEN: Confidentiality

Employee represents and agrees that he will not disclose any non-public terms of this Agreement, the facts leading up to this Agreement, any allegations of wrongdoing or the terms of the negotiations leading up to this Agreement, to any persons, except (a) to members of Employee's immediate family, Employee's attorneys, accountants, tax advisors or financial advisors, provided that: (i) Employee informs each such person of this confidentiality obligation, (ii) each such person agrees to be bound to its terms, and (iii) Employee shall be responsible for any violation of the terms of this Paragraph by any of those persons; and (b) to the extent required by a subpoena or court order or otherwise required by law.

ELEVEN: Confidential Information

Employee acknowledges that he received and had access to Confidential Information (as defined below) of the Company and/or its affiliates throughout his employment, and that such Confidential Information is a special, valuable and unique asset belonging to the Company. Without limiting Employee's continuing obligations under any existing confidentiality agreement, and in recognition of Employee's legal obligations and the consideration set forth in this Agreement, Employee agrees not to disclose to any third person or to use for the direct or indirect benefit of any person or entity other than the Company or its affiliates any Confidential Information without the Company's express written consent, unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Employee's breach of this Paragraph).

"Confidential Information" includes, but is not limited to, privileged information exchanged with the Company’s legal counsel, trade secrets, customer lists and details of contracts with or requirements of customers, the identity of any owner of a managed hotel, information relating to any current, past or prospective management agreement or joint venture, information pertaining to business methods, sales plans, design plans and strategies, management organization, computer systems or software, operating policies or manuals, personnel records or information, information relating to current, past or contemplated employee benefits or compensation data or strategies, business, financial, development or marketing plans, or manpower strategies or plans, privileged information exchanged with the Company’s legal counsel, financial records or other financial, commercial, business or technical information relating to the Company or its affiliates provided, however, that “Confidential Information” shall not include any information that demonstrably (a) is or becomes available to the public other than as a consequence of a breach of Employee of any fiduciary duty or obligation of confidentiality, (b) Employee received from a source not bound, to his knowledge, by obligations of confidentiality, or (c) was already in Employee’s possession on a non-confidential basis prior to the commencement of his employment by the Company.

Employee hereby represents that as of this Agreement that Employee has not disclosed any Confidential Information or Confidential Materials to any person or entity (other than the Company) without the express written authorization of an authorized officer of the Company.

Nothing in this Paragraph prohibits the Employee from disclosing Confidential Information or Confidential Materials to the extent required by a court or governmental agency or by applicable law or under compulsion of legal process, provided, however, that if Employee receives a subpoena or any other written or oral request for disclosure or release of any Confidential Information, Confidential Materials or any other information concerning the Company or any other Releasee described in this Agreement, including but not limited to this Agreement and any information concerning this Agreement, Employee shall (a) within two (2) business days of the service or receipt of such subpoena or other request notify the Company in writing directed to the Company’s General Counsel, 201 W. North River Drive, Suite 100, Spokane, Washington 99201 and provide the Company with a copy of any subpoena or other written request, or disclose the nature of the request for information, if oral, and (b) prior to making any such disclosure Employee will take all reasonable steps to afford the Company the opportunity to attempt to obtain a court order to assure the confidential treatment of the Confidential Information, Confidential Materials or other information concerning the Company or any other Releasee described in this Agreement or to prohibit or limit such disclosure.

TWELVE: Non-Competition; Non-Solicitation

Employee acknowledges he is bound by and agrees to comply with the Non-Competition and Non-Solicitation provisions set forth the Employment Agreement.

THIRTEEN: Return of Company Property

Employee represents that as of the Separation Date, he will return to the Company all Company property in his possession, custody or control, including, without limitation, computers, laptops, printers, scanners and accessories, disks, keys, cell phones, smart technology, credit cards, access cards, Company records, documents and files and all copies and recordings thereof, whether written or electronically created or stored.

FOURTEEN: Future Cooperation

Employee will comply with all reasonable requests from any Releasee for assistance and/or information in connection with any matters relating to the duties and responsibilities of Employee's employment with the Company, including without limitation, consulting with any of the employees in connection with the transition of on-going matters, consulting with attorneys of any Releasee and/or appearing as a witness in connection with any dispute, controversy, action or proceeding of any kind, and making himself available to attorneys of Releasees in advance of witness appearances for purposes of preparation upon the request of the Company and with reasonable advance notification without the need for the Company to issue a subpoena.

FIFTEEN: Public Announcement and Non-Disparagement

Employee shall not make any statements, whether oral or written, to the press or other media outlets regarding the Employee's employment or separation of employment with the Company, without express written consent and approval of the Company, except that this Paragraph shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order, and provided further that nothing in this paragraph shall restrict Employee’s new employer from issuing a press release that states Employee was formerly employed at Company.

Employee expressly agrees that he will not make any disparaging, malicious, and/or false comments, whether oral or written, about the Releasees in any way, now or in the future. Employee understands that any proven breach of this paragraph is a material breach of this Agreement.

SIXTEEN: Injunctive Relief

Employee acknowledges and agrees that Paragraphs TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of such Paragraphs will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) in a court of law restraining Employee from committing any violation of the covenants and obligations contained in Paragraphs TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

Employee further agrees to submit to personal jurisdiction of the federal and state courts of the State of Washington in regard to this Paragraph SIXTEEN, if the Company seeks to enjoin Employee from any actions or activities which are alleged to be violative of Paragraph TEN, ELEVEN, TWELVE, FOURTEEN and FIFTEEN of this Agreement.

SEVENTEEN: Waiver and Amendment

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that right or any other right. A waiver or consent given by the Company on one occasion shall be effective only in that instance and shall not be construed as a waiver or bar of any right on any other occasion. This Agreement may not be modified, altered or changed in any manner, except by an instrument in writing signed by duly authorized representatives of the parties that specifically refers to this Agreement.

EIGHTEEN: Choice of Law

This Agreement shall be governed by the laws of the State of Washington without giving effect to the conflict of law principles thereof and except that the interpretation and enforceability of the arbitration clause herein shall be governed by the Federal Arbitration Act.

NINETEEN: Severability

If any portion of this Agreement is declared unlawful or unenforceable, the remaining parts will remain enforceable. In the event that Paragraph TWO is held invalid or unenforceable, in whole or in part, this Agreement shall be voidable in the sole discretion of the Company.

TWENTY: Entire Agreement

This Agreement is the entire Agreement between Employee and the Company regarding the subjects addressed in this document, and this Agreement supersedes and cancels any other agreements, arrangements, obligations or understandings between the Company and the Employee pertaining to the subjects addressed herein, provided, however, that: (i) Company’s obligation to pay to Employee severance benefits under his Employment Agreement, (ii) Employees obligations under his Employment Agreement that are intended to survive his termination, (iii) any confidentiality, non-disclosure, non-solicitation, intellectual property or similar agreement between Employee and the Company; (iv) any arbitration agreement between Employee and the Company; and (v) any vested rights under applicable stock option, restricted stock or restricted stock unit agreement or plan pertaining to Employee, shall each survive this Agreement in accordance with its terms.

EMPLOYEE ACKNOWLEDGES THAT:

•	EMPLOYEE HAS READ THIS AGREEMENT;

•	EMPLOYEE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT:

•	EMPLOYEE HAS TAKEN SUFFICIENT TIME TO CONSIDER THIS AGREEMENT;

•	EMPLOYEE IS VOLUNTARILY ENTERING INTO THIS AGREEMENT;

•	EMPLOYEE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING REGARDING HIS CONSIDERATION OF, AND ENTERING INTO, THIS AGREEMENT;

•
THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT AND A RESTRICTION ON RELEASE OF CONFIDENTIAL INFORMATION AND CONFIDENTIAL MATERIALS;

•	NO PROMISES OR AGREEMENTS OF ANY KIND HAVE BEEN MADE TO OR WITH EMPLOYEE, OTHER THAN THOSE SET FORTH IN THIS AGREEMENT, TO CAUSE EMPLOYEE TO SIGN THIS AGREEMENT.

Signature:

Dated: __________________________________________________________________

Red Lion Hotels Corporation

By:

Dated: __________________________________________________________________